Exhibit 99.1

For Immediate Release

Summer Infant, Inc. Announces Third Quarter 2007 Results

•	Third quarter net revenues up 55% year over year

•	Third quarter EBITDA up more than 69% year over year

•	Reiterates 2007 revenue and EBITDA guidance of $70.0 - $75.0 million and $7.5 - $8.0 million, respectively

Woonsocket, RI, November 12, 2007 – Summer Infant, Inc. (“Company”) (Nasdaq: SUMR, SUMRU, SUMRW), formerly KBL Healthcare Acquisition Corp. II (“KBL”), today announced financial results for the third quarter ended September 30, 2007 for Summer Infant (USA), Inc., Summer Infant Europe Limited and Summer Infant Asia Ltd (collectively, the “Summer Operating Companies”). The Company has included and refers below solely to the Pro Forma operating performance of the Summer Operating Companies on a stand alone basis (excluding the combination with KBL) for the third quarter of 2007 and for the third quarter of 2006, as this is the clearest comparison of the underlying operations year over year. The full year 2006 results for both the Summer Operating Companies and KBL may be found in the Form 8-K filing of Summer Infant, Inc. dated March 12, 2007.

The Summer Operating Companies’ net revenues for the third quarter of 2007 were $21.20 million, a 55.0% increase from $13.68 million in the third quarter of 2006. This growth was driven primarily by expanded product listings at existing customers and penetration into a larger number of stores within customers’ networks. Video monitors, gates, and bath continue to be the strongest growth categories. New product introductions, including shipments from the new soft goods and baby gear categories, and the addition of new customers also contributed to the revenue growth in the quarter.

The Summer Operating Companies’ gross profit for the third quarter of 2007 was $7.97 million, a 47.1% increase compared to $5.42 million in the third quarter of 2006. Gross margins for the third quarter of 2007 decreased approximately 200 basis points to 37.6% from 39.6% in the third quarter of 2006. This decrease is primarily attributable to closeout sales of excess inventory, higher commodity costs on certain products and a change in product mix.

The Summer Operating Companies’ selling, general and administrative (“SG&A”) expenses excluding depreciation and amortization as well as stock based compensation expense for the third quarter of 2007 were $5.72 million, or 27.0% of net revenues, compared to $4.09 million, or 29.9% of net revenues, in the third quarter of 2006. The year-over-year decrease as a percentage of net revenues was primarily due to leveraging fixed costs on higher sales.

The Summer Operating Companies’ earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2007 was $2.26 million, representing a 69.3% increase from the $1.33 million reported in the third quarter of 2006. The EBITDA margin in the quarter increased to 10.6% of net revenues compared to 9.7% in the year ago quarter. Net income was $1.06 million for the quarter ended September 30, 2007, and earnings per share for the quarter was $0.08.

For the nine months ended September 30, 2007, net revenues were approximately $57.04 million, an increase of 43.3% compared to $39.81 million for the first nine months of 2006. EBITDA for the nine months ended September 30, 2007 were approximately $5.76 million, or 10.1% of net revenues, a 53.8% increase from $3.74 million, or 9.4% of net revenues, during the first nine months of 2006.

“We are very pleased to report solid performance for the first nine months and remain on track to hit our year end guidance,” commented Jason Macari, Chief Executive Officer of the Company and the Summer Operating Companies. “Looking ahead, we are very excited about our 2008 product lineup and have seen a very positive response from our retail partners regarding product placements next year. In addition, our recently completed warrant tender offer was a positive step in streamlining our capital structure and eliminating a significant portion of the overhang of warrants in the marketplace.”

Based on customer commitments to date and updated sales data at the retail level, the Company is affirming previously issued guidance for the full year 2007, which calls for net revenues of $70.0 to $75.0 million and EBITDA of $7.5 to $8.0 million, before any acquisitions.

As of September 30, 2007, the Company had approximately $1.3 million of cash and $4.3 million of debt on the balance sheet. The debt is primarily related to the construction of the new corporate headquarters.

As announced on November 9, 2007, approximately 14.8 million warrants were purchased in a tender offer for $1.00 per warrant. Following completion of the tender offer, the Company had a total of 3.6 million redeemable common stock purchase warrants still outstanding, which have an exercise price of $5.00 per warrant. The Company will be drawing approximately $14.8 million on its line of credit to fund the tender offer, resulting in $7.2 million still available under its $22.0 million line of credit.

Summer Infant, Inc will host a conference call today to discuss financial results for its third quarter ended September 30, 2007 at 4:30 p.m. Eastern Time on Monday November 12, 2007. This call is being web cast and can be accessed by visiting the Investor section of our website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (913) 905-1086 (pass code 8642727). In addition, a telephone replay will be available by dialing (719) 457-0820 (pass code 8642727) through November 26, 2007, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related health and safety products, booster and potty seats, soft goods, bouncers, strollers, highchairs and swings.

Use of Non-GAAP Financial Information

This release includes certain financial information (EBITDA) not derived in accordance with generally accepted accounting principles (“GAAP”). The Company believes that the presentation of this non-GAAP measure provides information that is useful to investors as it indicates more clearly the ability of Summer’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due. This presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. The Company has included a reconciliation of this information to the most comparable GAAP measures in a table below the Statement of Operations.

Forward Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include statements regarding expected sales, expected net revenues and EBITDA for fiscal

2007, expected operating performance in the remainder of fiscal 2007, and expected customer commitments for 2008. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in the industry; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; and other risks as detailed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, Definitive Proxy filed February 13, 2007, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this presentation.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

or

Devlin Lander

Integrated Corporate Relations

(415) 292-6855

Summer Operating Companies

Pro Forma Consolidated Statements of Operations (unaudited)

(in thousands of US dollars, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net revenues	$21,198	$13,680	$57,043	$39,813
Cost of goods sold	13,224	8,258	35,246	24,512

Gross profit	7,974	5,422	21,797	15,301
Selling, general, and administrative expenses	5,717	4,089	16,038	11,557
Depreciation & amortization	372	156	1,002	470
Non-cash stock option expense	90	0	281	0

Income before interest	1,795	1,177	4,476	3,274
Interest income (expense)	(78)	(248)	7	(653)

Income before taxes	$1,717	$929	$4,483	$2,621
Provision for income taxes[1]	657	371	1,763	1,048

Net income	$1,060	$558	$2,720	$1,573

Earnings per share	$0.08	$0.05	$0.21	$0.14

Shares used in fully diluted EPS	13,907,892	11,200,000	13,263,000	11,200,000

EBITDA Reconciliation:
Income before interest	1,795	1,177	4,476	3,274
Plus: depreciation & amortization	372	156	1,002	470
Plus: non-cash stock option expense	90	0	281	0

EBITDA	$2,257	$1,333	$5,759	$3,744

[1]	Provision for income taxes assumes a pro forma income tax rate of 40% for 2006.

The above condensed income statement reflects the unaudited operating performance of Summer Operating Companies on a stand alone basis for Q3 of 2007 versus 2006. This is the clearest comparison of the underlying operations year over year, as it excludes the impacts of the combination with KBL. This is a pro forma comparison for informational purposes only. The actual year to date reporting in Form 10Q will contain the nine months of activity of KBL Healthcare plus the Summer operating performance subsequent to the merger (March 6, 2007 through September 30, 2007).

Summer Infant, Inc.

Consolidated Balance Sheet

(in thousands of US dollars)

Unaudited September 30, 2007
Cash and cash equivalents	$1,307
Trade receivables	18,886
Inventory	14,833
Prepaids and other current assets	1,057

Total current assets	36,083
Property and equipment, net	8,953
Goodwill and other intangibles	39,273
Other assets	509

Total assets	$84,818

Line of credit	$0
Accounts payable and accrued expenses	13,186
Current portion of long term liabilities	253

Total current liabilities	13,439
Long term liabilities, less current portion	4,018

Total liabilities	17,457

Total stockholders equity	67,361

Total liabilities & stockholders equity	$84,818

The September 30, 2007 amounts include the effects of the merger between KBL Healthcare and Summer Infant which occurred on March 6, 2007.